SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2007

CONTINENTAL FUELS, INC.
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(Exact Name of Registrant as Specified in Charter)

Nevada	33-33042	22-3161629
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(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification Number)

9901 IH 10 West, Suite 800
San Antonio, Texas 78230
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(Address of Principal Executive Offices)

(210) 558-2800
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(Registrant’s Telephone Number, including area code)

17503 LaCantera Parkway, Suite 104-B628
San Antonio, Texas 78257
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(Former Name or Address, if Changed Since Last Report)

Section 3.      Securities and Trading Markets.

Section 3.02     Unregistered Sales of Equity Securities.

Conversion of Outstanding Notes to Common Stock

On August 17, 2007, the board of directors of the Registrant approved the conversion of an aggregate of one hundred thousand dollars ($100,000) of outstanding notes of the Registrant (the “Notes”) into shares of the Registrant’s common stock. Based upon the current assets and capitalization of the Registrant, the conversion price of the shares of common stock to be issued upon conversion of the Notes was valued at $0.008 per share by the Registrant’s board of directors. The conversion of the Notes to shares of the Registrant’s common stock is at the discretion of the Note holders. However, convertibility of the Notes is subject to certain limitations based on the number of shares of the Registrant’s common stock then outstanding.

Upon the eventual full conversion of the Notes to common shares, the approved conversion of the Notes to common stock will result in the issuance by the Registrant of an aggregate of 12,615,326 restricted shares of its common stock. The shares of common stock to be issued in the conversion shall be restricted shares and will be issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The shares issued in the conversion are subject to Rule 144 under the Securities Act. However, the Notes have been fully paid and outstanding for a period in excess of two years from the date of their issuance and no additional consideration is payable upon the conversion of the Notes to shares of common stock. Accordingly, the holders of the shares of underlying common stock issued upon conversion of Notes may be entitled to request the removal of any restrictive legends that would be attached to the common shares so issued in accordance with the provisions of Rule 144(k) under the Securities Act of 1933, as amended. No general solicitations were made in connection with the conversion, and, prior to making any conversions, the Registrant had reasonable grounds to believe and believed that the holders of the Notes were capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Fuels, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2007

CONTINENTAL FUELS, INC.

By:	/s/ Timothy Brink
Timothy Brink
CEO and President